UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 18, 2021 (May 17, 2021)

CVS HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive, Woonsocket, Rhode Island	02895
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(401) 765-1500

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Shawn M. Guertin as Executive Vice President and Chief Financial Officer

On May 17, 2021, the Board of Directors of CVS Health Corporation (“CVS Health”) appointed Shawn M. Guertin, age 57, to serve as Executive Vice President and Chief Financial Officer of CVS Health, effective May 28, 2021 (the “Start Date”). Mr. Guertin is currently a member of the board of directors of DaVita Inc. and TriNet Group, Inc. Mr. Guertin previously served as Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer of Aetna Inc. (“Aetna”) from January 2014 to May 2019 and as Senior Vice President, Chief Financial Officer and Chief Enterprise Risk Officer from February 2013 to January 2014. Prior to that role, he served as Head of Business Segment Finance at Aetna from April 2011 to February 2013 and held various leadership positions at Coventry Health Care, Inc., including Executive Vice President and Chief Financial Officer from January 2005 to December 2009, Senior Vice President and Chief Actuary from February 2003 to December 2005 and Vice President of Finance from April 1998 to February 2003. Mr. Guertin has also held various leadership positions at The Travelers and UnitedHealthcare.

In connection with Mr. Guertin’s appointment as Executive Vice President and Chief Financial Officer of CVS Health, Mr. Guertin will receive an annualized base salary of $1.25 million and will be eligible to participate in CVS Health’s annual bonus plan with a target annual cash bonus opportunity of 175% of his base salary, pro-rated for the 2021 performance year. In addition, Mr. Guertin’s target annual equity award compensation will be $7.0 million, which for calendar year 2021 will be comprised of 75% performance stock units and 25% stock options. Mr. Guertin will also receive a one-time cash sign-on bonus of $1.0 million (the “Sign-On Bonus Award”) and a one-time sign-on equity award with a grant date value of $3.0 million (the “Sign-On Equity Award”), which will vest on the third anniversary of the grant date, subject to the terms of the applicable award agreement. Mr. Guertin will be required to repay the Sign-On Bonus Award if CVS Health terminates his employment for cause or if Mr. Guertin voluntarily terminates his employment within two years of the Start Date. The Sign-On Equity Award will vest in full, with settlement on the original vesting date, in the event Mr. Guertin’s employment is terminated by CVS Health without cause. If Mr. Guertin voluntarily terminates his employment, or if his employment is terminated by CVS Health for cause, prior to the vesting date of the Sign-On Equity Award, the Sign-On Equity Award will be forfeited upon his termination of employment.

Mr. Guertin also entered into CVS Health’s customary change in control agreement for executives and a restrictive covenant agreement which includes, among other things, non-competition and non-solicitation covenants for the 18-month period following his employment with CVS Health.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Guertin and any of CVS Health’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Guertin has not engaged in any transaction with CVS Health during the last fiscal year, and he does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

Departure of Eva C. Boratto as Executive Vice President and Chief Financial Officer

On May 18, 2021, CVS Health also announced that Eva C. Boratto, currently the Executive Vice President and Chief Financial Officer of CVS Health, will be leaving CVS Health. Effective as of May 28, 2021, Ms. Boratto will cease to serve as Executive Vice President and Chief Financial Officer of CVS Health. Thereafter, Ms. Boratto will continue to be employed at CVS Health in a non-executive capacity to assist in the transition of her duties until her departure from CVS Health, which date has not yet been determined. In connection with Ms. Boratto’s departure, it is expected that she will enter into a separation agreement. Material terms of Ms. Boratto’s separation agreement have not been finalized.

Item 7.01 Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

The information in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

The exhibits to this Current Report on Form 8-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release of CVS Health Corporation, dated May 18, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

Date: May 18, 2021	By:	/s/ Colleen M. McIntosh
Colleen M. McIntosh
Senior Vice President, Chief Governance Officer and Corporate Secretary